Filed pursuant to Rule 433

Registration Nos. 333-205844 and 333-205844-05

$870+MM Hyundai Auto Receivables Trust 2018-A

JOINT LEADS: Barclays (str), BNP, Credit Ag, SMBC

CO-MANAGERS: BNY, LLOYDS, US BANK, WF

CL	AMT(MM)	WAL	M/S	WIN	L. FNL	BENCH	LAUNCH	Yld%	CPN	Price
A-1	$202.00	0.27	P-1/A-1+	1-7	04/19	Yld%	2.23%	2.230	2.23	100.00000
A-2A	$200.00	1.13	Aaa/AAA	7-22	04/21	EDSF	+12	2.569	2.55	99.99406
A-2B	$150.00	1.13	Aaa/AAA	7-22	04/21	1mL	+12		L+12	100.00000
A-3	$230.00	2.35	Aaa/AAA	22-36	07/22	IntS	+18	2.813	2.79	99.98494
A-4	$74.60	3.31	Aaa/AAA	36-44	06/24	IntS	+27	2.966	2.94	99.97532
B	$16.60	3.74	Aa3/AA+	44-46	06/24	IntS	+45	3.163	3.14	99.99172
C	$27.75	3.96	**RETAINED**

BBERG TICKER	:	HART 2018-A	OFFERING TYPE	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RTGS	:	Moody's/S&P
EXPECTED SETTLE	:	04/18/18	PRICING SPEED	:	1.30% ABS TO 5% CALL
FIRST PAY DATE	:	05/15/18	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1k

Attached Materials: Prelim Prospectus, Ratings FWP

Intex/CDI: bcghart_2018-a_pre-price

PWD: V6Y6

DealRoadshow: www.dealroadshow.com

PWD: HCAPRIME18A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.